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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, dated and effective as of the date set forth on the signature page hereof, is made and entered into by and between AmeriCredit Corp., a Texas corporation, having an office at 200 Bailey Avenue, Fort Worth, Texas 76107 (hereinafter referred to as "Employer"), AmeriCredit Financial Services, Inc., a wholly-owned subsidiary of Employer ("Subsidiary"), and Mark Floyd (hereinafter referred to as "Employee").

        WHEREAS, Employer desires that the Employee continue as an employee to provide the necessary leadership and management skills that are important to the success of Employer and Subsidiary. Employer believes that retaining the Employee's services as an employee of Employer and Subsidiary and the benefits of his/her business experience are of material importance to Employer and Subsidiary.

        NOW, THEREFORE, in consideration of Employee's employment by Employer and Subsidiary and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intend by this Agreement to specify the terms and conditions of Employee's employment relationship with Employer and Subsidiary and the post-employment obligations of Employee.

1.      General Duties of Employer and Employee:

        1.1. Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer and Subsidiary in the following capacity, upon the terms and conditions set forth herein:

                   Senior Vice President - Strategic Alliance

The duties and responsibilities of Employee shall include such duties as may from time-to-time be assigned to Employee by the Board of Directors of Employer or Subsidiary, any duly authorized committees thereof or an authorized officer of Employer or Subsidiary. The executive capacity that Employee shall hold during the term hereof shall be that position as determined by the Board of Directors of Employer or Subsidiary or any duly authorized committees thereof from time-to-time in their sole discretion. The initial position that Employee shall hold (until such time as such position may be changed as aforesaid) shall be the position set forth above in this Section 1.1.

        1.2. While employed hereunder, Employee shall obey the lawful directions of the Board of Directors of Employer or Subsidiary, any duly authorized committees thereof or any authorized officers of Employer or Subsidiary and shall use his/her best efforts to promote the interests of Employer and Subsidiary and to maintain and to promote the reputation thereof. While employed hereunder, Employee shall devote his/her time, efforts, skills and attention to the affairs of Employer and Subsidiary in order that he/she shall faithfully perform his/her duties and obligations hereunder and such as may be assigned to or vested in him/her by the Board of Directors of Employer or Subsidiary, any duly authorized committees thereof or any duly authorized officer of Employer or Subsidiary.

        1.3. During the term of this Agreement, Employee may from time to time engage in any businesses or activities that do not compete directly and materially with Employer or Subsidiary and any of their subsidiaries, provided that such businesses or activities do not materially interfere with his/her performance of the duties assigned to him/her in compliance with this Agreement by the Board of Directors of Employer or Subsidiary, any duly authorized committees thereof or any authorized officer of Employer or Subsidiary. In any event, Employee is permitted to (i) invest his/her personal assets as a passive investor in such form or manner as will not contravene the best interests of Employer or Subsidiary, (ii) participate in various charitable

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efforts, or (iii) serve as a director or officer of any other entity or organization when such position has previously been approved by the Board of Directors of Employer or Subsidiary.

        1.4. Employee acknowledges and agrees that his/her responsibilities and business activities hereunder include, but are not limited to, (i) managing and supervising Subsidiary's Strategic Alliances Group, which group solicits business on behalf of Subsidiary from and through certain Strategic Alliance Contacts (as defined below), (ii) developing, maintaining and implementing, for the purpose of soliciting and transacting business with the Strategic Alliance Contacts, Subsidiary's underwriting, credit scoring, pricing, loan origination, marketing and risk management strategies consistent with Subsidiary's objectives, policies and procedures for such business activities, (iii) reviewing, evaluating and managing the financial and operating performance of the Strategic Alliances Group to ensure that credit loss, default, delinquency and other loan portfolio performance objectives established by Subsidiary are met, and (iv) evaluating the performance and business prospects of existing and potential motor vehicle dealerships that transact business with Subsidiary.

        1.5. For purposes of this Agreement, "Strategic Alliance Contacts" shall include the following entities and persons that have actually communicated with Subsidiary's Strategic Alliances Group, or that have actually been contacted or solicited by Subsidiary's Strategic Alliances Group, with respect to a possible alliance or other business arrangement with Subsidiary for the financing of motor vehicles, the purchase of motor vehicle retail installment contracts and/or the review of credit applications pertaining to such motor vehicle financing arrangements: (i) automobile dealerships, groups of dealerships affiliated through common ownership or control, and dealership principals, employees and agents; and (ii) banks, savings associations, credit unions, finance companies and other financial institutions.

2.      Compensation and Benefits:

        2.1. As compensation for services to Employer and Subsidiary, Employer shall pay to Employee during the term of this Agreement a salary at an annual rate to be fixed from time to time by the Board of Directors of Employer or any duly authorized committee thereof, which annual rate shall initially be $115,000 on a per annum basis. The salary shall be payable in equal biweekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans. The Board of Directors of Employer, or any authorized committee or officer of Employer, shall review Employee's overall annual compensation at least annually, with a view to ascertaining the adequacy thereof and such compensation may be increased (but not decreased) by the Board of Directors of Employer from time to time by an amount that in the opinion of the Board of Directors of Employer is justified by Employee's performance.

        2.2. Upon Employee furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him/her in the performance of his/her services and duties hereunder (including, without limitation, travel and entertainment expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Employee shall be reimbursed for such costs and expenses in accordance with Employer's normal expense reimbursement policy. Employee shall be entitled to participate in all group life, health and medical insurance plans, stock option plans and other stock programs and compensation plans and such other benefits, plans or programs as may be from time to time specifically adopted and approved by Employer for employees generally.

        2.3 Employee shall be entitled to such vacation, holiday, and (subject to the provisions of Section 6.3 hereof) other paid or unpaid leave of absence as is consistent with Employer's normal policies or as otherwise approved by the Board of Directors of Employer.

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        2.4 As long as this Agreement in is effect, Employer agrees to provide and maintain term life insurance coverage on the life of Employee in the face amount of $300,000, with proceeds thereunder payable to such beneficiaries as Employee may designate, and Employer agrees to pay all premiums on such policy. Coverage shall be with such insurer(s) as Employee may select, provided that such insurer(s) is reasonably satisfactory to Employer and Subsidiary.

3.      Preservation of Business; Fiduciary Responsibility:

        Employee shall use his/her best efforts to preserve the business and organization of Employer and Subsidiary, to keep available to Employer and Subsidiary the services of present employees and to preserve the business relations of Employer and Subsidiary with dealers, retailers, suppliers, distributors, customers and others. Employee shall not commit any act, or in any way assist others to commit any act, that would injure Employer or Subsidiary. So long as Employee is employed by Employer or Subsidiary, Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his/her service and office.

4.      Employee's Obligation to Refrain From Using or Disclosing Information:

        4.1. As part of Employee's fiduciary duties to Employer and Subsidiary, Employee agrees, both during the term of this Agreement and thereafter, to protect, preserve the confidentiality of and safeguard Employer's and Subsidiary's secret, proprietary and confidential information, knowledge, ideas, concepts, improvements, discoveries and inventions, and, except as may be expressly required by Employer, Employee shall not, either during his/her employment by Employer or Subsidiary or thereafter, directly or indirectly, use for his/her own benefit or for the benefit of another, or disclose to another, any of such information, ideas, concepts, improvements, discoveries or inventions. Employee specifically acknowledges and agrees that Subsidiary's credit underwriting processes, credit scoring models and pricing strategies are proprietary and confidential and were developed by Subsidiary for its competitive advantage at great expense of time and money.

        4.2. Upon termination of his/her employment with Employer and Subsidiary, or at any other time upon request, Employee shall immediately deliver to Employer all documents embodying any of Employer's or Subsidiary's secret or confidential information, ideas, concepts, improvements, discoveries and inventions.

5.      Initial Term; Extensions of the Term:

        5.1. The term of this Agreement shall commence on the effective date hereof and shall end on the third anniversary of the effective date.

        5.2. The term of this Agreement shall automatically be extended for additional one-year periods commencing on the anniversary date hereof and on each anniversary thereafter, unless either Employee or Employer gives written notice to the other on or before any December 1 of his/her or its intention not to extend this Agreement. Notwithstanding anything to the contrary contained herein, it is the intention of the parties hereto that, unless and until such notice of non-extension is provided by either Employer or Employee as provided in the immediately preceding sentence (or unless this Agreement is terminated pursuant to the terms hereof), as of each anniversary date hereafter the term of this Agreement shall be extended for one year so as to provide for a prospective three-year employment term as of each such anniversary date.

6. Termination other than by Expiration of the Term: Employer or Employee may terminate Employee's employment under this Agreement at any time, but only on the following terms:

        6.1. Employee may terminate his/her employment under this Agreement at any time upon at least thirty (30) days' prior written notice to Employer.

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        6.2. Employer may terminate Employee's employment under this Agreement at any time for "due cause" upon the good faith determination by the Board of Directors of Employer or Subsidiary, following reasonable notice to Employee and opportunity for Employee to meet with such Board of Directors, that "due cause" exists for the termination of the employment relationship. As used herein, the term "due cause" shall mean any of the following events:

        (i) any intentional misapplication by Employee of Employer's or Subsidiary's funds, or any other act of dishonesty injurious to Employer or Subsidiary committed by Employee; or

        (ii)  Employee's conviction of a crime involving moral turpitude; or

        (iii) Employee's use or possession of any controlled substance or abuse of alcoholic beverages; or

        (iv) Employee's breach, non-performance or non-observance of any of the terms of this Agreement if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after notice thereof by Employer to Employee; or

        (v) any other action by the Employee involving willful and deliberate malfeasance or gross negligence in the performance of Employee's duties.

        6.3. In the event Employee is incapacitated by accident, sickness or otherwise so as to render Employee mentally or physically incapable of performing the services required under Section 1 of this Agreement for a period of one hundred eighty (180) consecutive days, and such incapacity is confirmed by the written opinion of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, or in the event of Employee's death, Employer may terminate Employee's employment under this Agreement upon giving Employee or his/her legal representative written notice at least thirty (30) day's prior to the termination date. Employee agrees, after written notice by the Board of Directors of Employer or Subsidiary, a duly authorized committee thereof or any officer of Employer or Subsidiary, to submit to examinations by such practicing medical doctors selected by the Board of Directors of Employer or Subsidiary, a duly authorized committee thereof or any officer of Employer or Subsidiary.

        6.4. Employer may terminate Employee's employment under this Agreement at any time for any reason whatsoever, even without "due cause," by giving a written notice of termination to Employee, in which case the employment relationship shall terminate immediately upon the giving of such notice.

7.      Effect of Termination:

        7.1. In the event the employment relationship is terminated (a) by Employee's refusal to continue his/her employment under the terms and conditions of this Agreement, or (b) by Employer for "due cause" pursuant to Section 6.2 hereof, all compensation and benefits shall cease as of the date of termination, other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer or Subsidiary for Employee that are earned and vested by the date of termination, and (ii) Employee's pro rata annual salary through the date of termination. Employee's right to exercise stock options and Employee's rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

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        7.2. If Employee's employment relationship is terminated pursuant to
Section 6.3 hereof due to Employee's incapacity or death, Employee (or, in the event of Employee's death, Employee's legal representative) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer or Subsidiary for Employee that are earned and vested at the date of termination and, even though no longer employed by Employer or Subsidiary, shall continue to receive the salary compensation (payable in the manner as prescribed in the second sentence of Section 2.1) for six (6) months following the date of termination. Employee (or, in the event of Employee's death, Employee's legal representative) shall not, however, be entitled to any bonuses not yet paid at the date of the termination of employment. Employee's right to exercise stock options and Employee's rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plans.

        7.3. If Employer (i) terminates the employment of Employee other than pursuant to Section 6.2 hereof for "due cause" or other than for a disability or death pursuant to Section 6.3 hereof or (ii) decreases Employee's salary below its then current level, as such salary level may have been increased from time to time above the initial level specified in Section 2.1, or reduces any other employee benefits and perquisites below the levels provided for by the terms of
Section 2 hereof, other than as a result of any amendment or termination of any employee and/or executive benefit plan or arrangement, which amendment or termination is applicable to all employees of Employer or Subsidiary, then such action by Employer, unless consented to in writing by Employee, shall be deemed to be a constructive termination by Employer of Employee's employment (a "Constructive Termination"). In the event of a Constructive Termination, the Employee shall be entitled to receive, in a lump sum within 30 days after the date of the Constructive Termination, an amount equal to one year's salary (undiscounted) in effect immediately prior to the event giving rise to the Constructive Termination. For purposes of this Section 7.3, the term "salary" shall mean the annual rate of compensation, excluding any bonuses, provided to Employee under Section 2.1 hereof immediately prior to the event giving rise to the Constructive Termination. In the event of such Constructive Termination, all other rights and benefits Employee may have under the employee benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

8.      Employee's Non-Competition Obligation:

        8.1. Employee acknowledges and agrees that he/she serves in a special capacity for Employer and Subsidiary pursuant to which he/she will acquire unique knowledge of the operations and business of Employer and Subsidiary and, as such, will not be engaged in a common calling. During the existence of Employee's employment by Employer and Subsidiary hereunder and, if the employment of Employee is terminated by Employer for any reason pursuant to
Section 6.2 or Section 6.4, or Employee voluntarily terminates his/her employment, for a period of one year from the date on which he/she shall cease to be employed by Employer or Subsidiary, Employee shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, engage in the following activities, businesses or practices within the Business Territories (as defined below): (i) contact, canvass, or communicate with Strategic Alliance Contacts (as defined in Section 1.5 above) for the purpose of soliciting such Strategic Alliance Contacts to sell motor vehicle retail installment contracts or forward credit applications to any bank, savings association, finance company or other person or entity engaged in the business of purchasing, taking assignments, collecting or servicing motor vehicle retail installment contracts (each a "Competing Entity"); and (ii) underwrite, analyze, review or evaluate, on behalf of any Competing Entity, credit applications, credit bureau data, credit scores or other information received or solicited from Strategic Alliance Contacts.

        8.2. It is the desire and intent of the parties that the provisions of
Section 8.1 shall be enforced to the fullest extent permissible under the laws

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and public policies of the state determined pursuant to Section 10.6 hereof.
Accordingly, if any particular portion of Section 8.1 shall be adjudicated to be invalid or unenforceable, Section 8.1 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable.

        8.3. Employee acknowledges and agrees that his/her responsibilities to Employer and Subsidiary includes, enhances or facilitates the types of activities and business functions listed in Section 8.1(i) and (ii) above, and that Employer and Subsidiary would be irreparably harmed and economically disadvantaged if Employee were to engage in similar activities on behalf of a Competing Entity during the noncompetition period specified in Section 8.1. Employee further acknowledges and agrees that the scope of his/her activities on behalf of Employer and Subsidiary is integral to the success of Employer's and Subsidiary's business activities in all states, cities, metropolitan areas and geographic locations in which Employer and Subsidiary transact business (which area, as of the date of this Agreement, includes substantially the entire United States of America) and that it is impossible to specify more limited geographic regions, states, counties, metropolitan areas or cities to which the noncompetition provisions of Section 8.1 shall be limited. As a result, it is the intent of the parties hereto that the provisions of Section 8.1 shall apply to restrict Employee's activities as therein provided with respect to all Strategic Alliances Contacts and Competing Entities wherever located.

        8.4. Notwithstanding anything to the contrary contained in this Agreement, Sections 8.1, 8.2 and 8.3 shall be null and void and of no further force and effect in the event a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Employer or Subsidiary pursuant to any federal or state statute and, with respect to any petition filed against it, Employer or Subsidiary, as the case may be, fails to secure a stay or discharge thereof within sixty (60) days after the filing of same (a "Bankruptcy Event"). In the event of a Bankruptcy Event, Employee shall thereafter be relieved of all non-competition obligations under Sections 8.1,
8.2 and 8.3 hereof; provided however, that all other terms and provisions of this Agreement shall continue in full force and effect.

9.      Obligations to Refrain From Competing Unfairly:

        9.1. In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that during his/her employment with Employer or Subsidiary and following the termination of his/her employment by Employer and Subsidiary he/she shall not at any time, directly or indirectly, (a) induce, entice, or solicit any employee of Employer or Subsidiary to leave his/her employment, or engage in any discussions or communications with any employee of Employer or Subsidiary concerning such employee's employment or the possibility of such employee's leaving his/her employment or (b) contact, communicate or solicit any customer of Employer or Subsidiary derived from any customer list, customer lead, mail, printed matter or other information secured from Employer, Subsidiary or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or material of Employer or Subsidiary relating thereto.

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10.     Miscellaneous:

        10.1. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

        If to Employer or Subsidiary, then notice must be given to:

        AmeriCredit Corp.
        200 Bailey Avenue
        Fort Worth, Texas  76107
        Attention:  Michael R. Barrington
                    Vice Chairman, President and Chief Operating Officer

        If to Employee, to:

        Mark Floyd
        105 Ridgecrest
        Denton, Texas 76205

or to such other names or addresses as Employer, Subsidiary or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 10.1.

        10.2. This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Employee, his/her heirs, executors, administrators, representatives and assigns. Employee agrees that his/her rights and obligations hereunder are personal to him/her and may not be assigned without the express written consent of Employer and Subsidiary.

        10.3. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or Subsidiary or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

        10.4. (a) If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

              (b) Without intending to limit the remedies available to Employer or Subsidiary, it is mutually understood and agreed that Employee's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of a breach by Employee, Employer shall be entitled to equitable relief by way of injunction or otherwise.

              (c) Employee acknowledges that Sections 4, 8 and 9 are expressly for the benefit of Employer and Subsidiary, that Employer and Subsidiary would be irreparably injured by a violation of Section 4, 8 and/or 9 and that Employer or Subsidiary would have no adequate remedy at law in the event of such violation. Therefore, Employee acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by Employer with Section 4, Section 8 and Section 9.

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        10.5. Employee acknowledges that, from time to time, Employer or
Subsidiary may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer or Subsidiary may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer or Subsidiary (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

        10.6. The laws of the state in which Employee resides upon Employee's resignation or termination of employment for any reason, or upon the non-extension of the term hereof, will govern the interpretation, validity and effect of this Agreement. If a dispute or question as to the interpretation, validity and/or effect of this Agreement arises prior to Employee's resignation or termination of employment, or prior to the non-extension of the term hereof, the laws of the state in which Employee resides at the time of the occurrence of the events giving rise to such dispute or question will govern the interpretation, validity and effect of this Agreement.

11.     Additional Instruments:

        Employee and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

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        IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the following date: March 25, 1998.

                                            AmeriCredit Corp.


                                            By:
                                                --------------------------------
                                                Michael R. Barrington
                                                Vice Chairman, President and
                                                Chief Operating Officer


                                            EMPLOYEE


                                            By:
                                                --------------------------------
                                                Mark Floyd


                                            AmeriCredit Financial Services, Inc.


                                            By:
                                                --------------------------------
                                                Edward H. Esstman
                                                President and Chief Operating
                                                Officer

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